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Exhibit 4.1

June 28, 2001

David H. Russian
Chief Financial Officer
General Magic, Inc.
420 North Mary Avenue
Sunnyvale, CA 94086

Dear Mr. Russian:

    The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Ladenburg Thalmann & Co. Inc. ("LTCO") shall serve as non-exclusive placement agent in connection with the proposed offering of equity or equity-linked securities (the "Securities") of General Magic, Inc. (the "Company") pursuant to a shelf registration statement or pursuant to a private placement (the "Offering"). The gross proceeds from the Offering will be up to $15,000,000. All references to dollars shall be to U.S. dollars. The terms of such Offering and the Securities shall be as agreed to between the Company and the purchasers thereof. The Company may accept or reject any or all offers to purchase the Securities, in whole or in part, in its sole discretion.

    Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

    1.  Appointment.  Subject to the terms and conditions of this Agreement hereinafter set forth, the Company hereby retains LTCO, and LTCO hereby agrees to act as the Company's non-exclusive placement agent and non-exclusive financial advisor in connection with the Offering, effective as of the date hereof. The Company expressly acknowledges and agrees that LTCO's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by LTCO to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of LTCO with respect to securing any other financing on behalf of the Company. LTCO shall not commence any selling efforts under the shelf registration until the registration statement has been declared effective by the SEC.

    2.  Fees and Compensation.  In consideration of the services rendered by LTCO in connection with the Offering, the Company agrees to pay LTCO a cash fee payable upon each closing arranged by LTCO equal to 3.5% of the amount drawn down by the Company at each such closing. All fees payable hereunder shall be paid to LTCO out of an attorney escrow account at the closing or by such other means acceptable to LTCO.

    3.  Terms of Retention.  (a) Unless extended or terminated in writing by the parties hereto in accordance with the provisions hereof, this Agreement shall remain in effect until the Termination Date of April 30, 2002.

      (b) Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation and Expenses described in Section 2, if any, and the provisions of paragraphs 2, 5, and 8 of Exhibit A and all of Exhibit B and Exhibit C attached hereto, each of which exhibits is incorporated herein by reference, shall survive any termination or expiration of the Agreement. It is expressly understood and agreed by the parties hereto that any private financing of equity or debt or other capital raising activity of the Company within 18 months of the termination or expiration of this Agreement, with any investors to whom the Company was introduced by LTCO or who was contacted by LTCO, and who purchased Securities offered by the Company pursuant to the Registration Statement while this Agreement was in effect and disclosed to the Company in writing, shall result in such fees and compensation being due and payable by the Company to LTCO under the same terms of Section 2 above.

    4.  [Intentionally omitted]

    5.  Information.  The Company recognizes and confirms that in completing its engagement hereunder, LTCO will be using and relying on publicly available information and on data, material and other information furnished to LTCO by the Company or the Company's affiliates and agents. It is understood and agreed that in performing under this engagement, LTCO will rely upon the accuracy and completeness (in all material respects) of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished. Notwithstanding the foregoing, it is understood that LTCO will conduct a due diligence investigation of the Company and the Company will cooperate in all respects with such investigation as a condition of LTCO's obligations hereunder.

    6.  Registration.  Following execution of this Agreement, the Company shall prepare and, following review and approval by LTCO's counsel, file with the SEC a registration statement on Form S-3 (such registration statement being hereinafter referred to as the "Registration Statement"). From time to time in connection with any particular sale of Securities, the Company will, at its own expense, obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions, as reasonably requested by LTCO, and shall pay any filing fees required by NASD Regulation, Inc. in connection with their review of the terms of this Agreement, if so required.

    7.  No General Solicitation.  The Securities will be offered only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising in any form will be used in connection with the offering of the Securities. From and after the execution of this Agreement until the completion of the Offering, the Company shall pre-clear any proposed press release which mentions this Agreement or the Offering with LTCO, except to the extent that the Company is advised by counsel that such release is required by law and pre-clearance is not practicable.

    8.  Closing.  The closing of the sale of the Securities shall be subject to customary closing conditions, including the provision by the Company to LTCO of officers' certificates, opinions of counsel and, prior to the first takedown from the Registration Statement only, a "cold comfort" letter from the Company's auditors.

    9.  Miscellaneous.  This Agreement together with the attached Exhibits A through C constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

    If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

    We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

Very truly yours,
LADENBURG THALMANN & CO. INC.
		By:	/s/ ROBERT KROPP Name: Robert Kropp Title: Director, I.B.
Agreed to and accepted as of the date first written above:
GENERAL MAGIC, INC.
By:	/s/ K.M. LAYTON Name: Kathleen M. Layton Title: President and CEO

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1.
The Company shall promptly provide LTCO with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by LTCO, which information shall be complete and accurate in all material respects at the time furnished.

2.
[Intentionally omitted]

3.
The Company recognizes that in order for LTCO to perform properly its obligations in a professional manner, it is necessary that LTCO be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any prospective purchaser of the securities, relating to the matters covered by the terms of LTCO's engagement.

4.
The Company agrees that any report or opinion, oral or written, delivered to it by LTCO is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without LTCO's prior written consent, except as may be required by applicable law or regulation.

5.
No fee payable to LTCO pursuant to any other agreement with the Company or payable by the Company to any agent, lender or investor shall reduce or otherwise affect any fee payable by the Company to LTCO hereunder. If LTCO engages any other broker-dealer or other finder to assist LTCO in the placement of the Offering, then the fees of such other broker-dealer or finder shall be paid by LTCO.

6.
The Company represents and warrants that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Company's certificate of incorporation or by-laws or (ii) any material agreement to which the Company is a party or by which any of its property or assets is bound.

7.
Nothing contained in this Agreement shall be construed to place LTCO and the Company in the relationship of partners or joint venturers. Neither LTCO nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. LTCO, in performing its services hereunder, shall at all times be an independent contractor.

8.
This Agreement has been and is made solely for the benefit of LTCO and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this paragraph.

9.
The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

10.
All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or sent by a recognized overnight courier service such as Federal Express, via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

    To the Company:
    David H. Russian
    Chief Financial Officer
    420 North Mary Avenue
    Sunnyvale, CA 94086
    Telephone: (408) 495-4000
    Facsimile: (408) 774-4033

    To LTCO:
    Ladenburg Thalmann & Co. Inc.
    590 Madison Avenue
    New York, NY 10022
    Attention: Robert J. Kropp
    Telephone: (212) 409-2000
    Facsimile: (212) 409-2169

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

EXHIBIT B

INDEMNIFICATION

    The Company agrees that it shall indemnify and hold harmless, LTCO, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information contained in the registration statement and/or final prospectus furnished to LTCO by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or LTCO's performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from LTCO's gross negligence, willful misconduct, or bad faith in performing such services.

    If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and LTCO on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and LTCO on the other, but also the relative fault of the Company and LTCO; provided, however, in no event shall the aggregate contribution of LTCO and/or any Indemnified Party be in excess of the net compensation actually received by LTCO and/or such Indemnified Party pursuant to this Agreement.

    The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

    In the event any Indemnified Party shall incur any expenses covered by this Exhibit B, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

    The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of LTCO's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

EXHIBIT C

JURISDICTION

    The Company and LTCO each hereby irrevocably: (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and LTCO which is brought by or against the Company or LTCO; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company or LTCO has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company and LTCO each hereby waives, to the fullest extent permitted by law, such immunity. The prevailing party in any litigation respecting this Agreement shall be entitled to an award of its costs, including reasonable attorneys' fees, in connection therewith.

    The Company and LTCO each waives, and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) it is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

    Any process against the Company or LTCO in, or in connection with, any suit, action or proceeding filed in the United States District Court for the Southern District of New York or any other court of the State of New York, arising out of or relating to this Agreement or any transaction or agreement contemplated hereby, may be served personally, or by first class mail or overnight courier (with the same effect as though served personally) addressed to the party being served at the address set forth in the Agreement between the Company and LTCO.

    Nothing in these provisions shall affect any party's right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

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Exhibit 4.1
EXHIBIT A
STANDARD TERMS AND CONDITIONS
EXHIBIT B
INDEMNIFICATION
EXHIBIT C
JURISDICTION